EXHIBIT 10.61

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §200.80(b)(4) and
240.24b-2(b)(1)
AMENDED AND RESTATED IL-13 LICENSE AGREEMENT
BY AND BETWEEN THE UNDERSIGNED :
IDM, a French société anonyme with a capital of 1 569 444,60 Euros having its principal place of business at 172 rue de Charonne, Paris (75011) and registered at the Paris Register of Trade and Companies under B 382 632 263 represented by Jean-Loup Romet-Lemonne, President and CEO (hereinafter, “IDM”).
AND:
SANOFI-AVENTIS, a French société anonyme with a capital of 2 791 376 578 Euros having its principal place of business at 174, avenue de France, 75013 Paris, and registered at the Paris Register of Trade and Companies under 395 030 844, represented by Jean-Pierre KERJOUAN, Advisor to the President and General Counsel, and Mr. Jean-Claude MULLER, Senior Vice President Scientific and Medical Operations Administration and Ressources (hereinafter “SANOFI-AVENTIS”);
IDM and SANOFI-AVENTIS being referred to hereinafter individually as « a Party » or jointly as « the Parties ».
PRELIMINARY CONSIDERATIONS:
SANOFI-AVENTIS has designed and development a cytokine known as Interleukin IL-13 (or IL-13) for which it has applied for patents and developed knowhow;
For its part, IDM has acquired and developed substantial knowhow and is the holder of patents and relative patent applications, in particular for ex vivo cancer therapies, marketed in the form of research kits and cell processors.
On July 13, 1999, the Parties executed an agreement, which was cancelled and replaced by an amendment dated November 30, 2001 (hereinafter, the “IL-13 Agreement”), defining the conditions under which SANOFI-AVENTIS granted IDM a non-exclusive license to its IL-13 Industrial Property rights for the implementation of Phase I and II Studies on one or more IL-13 Products and the marketing of IL-13 Research Kits in return for SANOFI-AVENTIS’ taking a stake in the capital of IDM.
This amendment dated November 30, 2001 was further amended by amendment number 1 dated March 30, 2005, both amendments being collectively called the “IL-13 Agreement”.
The Parties also entered into a Memorandum of Agreement on July 20, 2001, pursuant to which SANOFI-AVENTIS has, on the terms and conditions defined in such Memorandum of Agreement, a right of first refusal to all IDM development programs in the field of ex vivo cell therapy in humans, whether or not they pertain to IL-13 (hereinafter, the “2001 Agreement”).
Pursuant to provisions of article 8.2 of the IL-13 Agreement and pursuant to information received from IDM related to the change of control of IDM that will result from the announced combination between IDM and Epimmune Inc., SANOFI-AVENTIS notified IDM of its decision to proceed with an early exercise of BSA1 and BSA2 warrants, such notification being equivalent to exercise of Option 1 and Option 2 (as defined in the IL-13 Agreement).
Option 1 and Option 2 being therefore exercised pursuant to provisions of the IL-13 agreement, both Parties must therefore enter into the IL-13 License Agreement and the Amendment to the IL-13 License Agreement as annexed to the IL-13 Agreement. For the sake of simplicity, both Parties agreed to enter into the Amended and Restated License Agreement in order to benefit from a single document that includes all provisions of the IL-13 License Agreement and the Amendment to the IL-13 License Agreement, after removal of several provisions that are now obsolete.
THE PARTIES HEREBY COVENANT AS FOLLOWS:
ARTICLE 1 – DEFINITIONS
Unless otherwise specified in this IL-13 License Agreement, capitalized words used in this IL-13 License Agreement or words printed in capital letters have the meaning assigned to them in the IL-13 Agreement.
For the benefit of this Agreement, an updated description of the IL-13 patents as of the execution date is included in Annex 1. Such description cancels and replaces the description included in annex 1.10 of the IL-13 Agreement.
ARTICLE 2 – LICENSE
2.1	License grant

As a complement to the rights granted to IDM pursuant to the IL-13 Agreement, SANOFI-AVENTIS hereby grants to IDM, in the Territory, a non-exclusive IL-13 Intellectual Property license for (i) the performance of Phase III Studies for any IL-13 Development Program, for (ii) the marketing of the IL-13 Research Kits, and (iii) for the marketing of Final IL-13 Products. A list of the IL-13 Development Programs currently ongoing is attached in Annex 2 to this Agreement.

2.2	Transfer of IL-13 Know-how and additional elements of information

The Parties hereby acknowledge that all IL-13 Know-how and additional elements of information licensed by SANOFI-AVENTIS under this License

Contract, have already been transferred to IDM in application of the IL-13 Agreement.

2.3	IL-13 supply of IDM

The conditions under which IL-13 shall be supplied to IDM are defined in Article 3 of the IL-13 Agreement.
ARTICLE 3 – IMPLEMENTATION OF THE IL-13 DEVELOPMENT PROGRAMS
Except for SANOFI-AVENTIS IL-13 Development Programs that are governed by the 2001 Agreement, and as a complement to IDM’s obligations under the IL-13 Agreement :
-	IDM agrees to conduct, and bear all costs related to Phase III Studies of the IL-13 Development Programs and use its best efforts to complete these Phase III Studies in the best possible time frame compatible with applicable legal and regulatory requirements.

-	IDM shall provide SANOFI-AVENTIS with semi-annual progress reports on the Phase III Studies and shall inform SANOFI-AVENTIS as soon as possible of any problem likely to have a significant negative impact on such Phase III Studies.

-	Representatives of IDM and SANOFI-AVENTIS shall meet at the request of one or the other Party to discuss the contents of the semi-annual progress reports on the Phase III Studies submitted by IDM. In the course of these meetings, IDM shall provide all additional information that SANOFI-AVENTIS might reasonably request on the results of the Phase III Studies, provided this additional information is available on the date of the SANOFI-AVENTIS request and does not require additional research or investigations over and above those carried out by IDM.

-	IDM shall provide SANOFI-AVENTIS with a summary report on the results of the Phase III Studies conducted on one or more IL-13 Products, within sixty (60) days following completion of these Phase III Studies.
ARTICLE 4 – COMPENSATION
4.1	Fixed compensation

4.1.1.	In consideration of the rights granted by SANOFI-AVENTIS to IDM under this Agreement for conducting Phase III Studies for any IL-13 Development Programs and the marketing of IL-13 Research Kits, IDM shall pay SANOFI-AVENTIS a sum equal to [...***...] before taxes. IDM shall pay SANOFI-AVENTIS the corresponding amount of VAT if applicable, within

*	Confidential Treatment Requested
under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

thirty (30) days of the receipt of the corresponding invoice, by bank transfer to the account indicated on said invoice.

By express agreement between the Parties, pursuant to Article 7 of the IL-13 Agreement, this amount shall be paid by IDM provided that it can be offset against an equal amount owed by SANOFI-AVENTIS to IDM for the shares subscribed through the exercise of BSA 1 warrants on the date of the offset.

4.1.2.	In consideration of the rights granted by SANOFI-AVENTIS to IDM under this Agreement for the Marketing of Final IL-13 Products, IDM shall pay to SANOFI-AVENTIS a sum equal to [...***...] before taxes. IDM shall pay SANOFI-AVENTIS the corresponding amount of VAT, if applicable, within thirty (30) days following receipt of the corresponding invoice, by bank transfer to the account indicated on the invoice.

By express agreement between the Parties, pursuant to Article 7 of the IL-13 Agreement, this amount shall be paid by IDM provided that it can be offset against an equal amount owed by SANOFI-AVENTIS to IDM for the shares subscribed through the exercise of BSA 2 warrants on the date of the offset.

4.2.	Royalties on sales

In consideration of the right granted by SANOFI-AVENTIS to IDM to market IL-13 Products and IL-13 Research Kits, IDM shall pay SANOFI-AVENTIS a royalty equal to [...***...] of the Net Sales volume acheived by IDM in connection with this marketing. Net Sales acheived by SANOFI-AVENTIS as an IDM licensee in application of the 2001 Agreement shall not be included in the Net Sales base.

IDM shall maintain a special set of books, with the corresponding supporting documentation, including all elements necessary for calculating the amount payable by IDM to SANOFI-AVENTIS pursuant to the provisions above. SANOFI-AVENTIS may cause these books to be verified, at its simple request made with sufficient advance notice, by an independent expert chosen jointly by the Parties and, absent an agreement within fifteen (15) days of the date on which SANOFI-AVENTIS has requested the audit, by the Presiding Judge of the Lower Court of Paris on the petition of the first-acting Party. The expert shall use his best efforts to notify his findings within a period of thirty (30) days after referral of the case. The findings of this expert shall be final and without recourse. The expert’s fees and costs will be paid by SANOFI-AVENTIS except if the total amount owed by IDM to SANOFI-AVENTIS is more than five per cent (5%) greater than the amount reported by IDM, in which case these costs and fees shall be paid by IDM.”
ARTICLE 5 – LIABILITY / INSURANCE

*	Confidential Treatment Requested
under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

5.1.	Without prejudice to the provisions of common law, IDM shall assume any responsibility that might arise from the implementation of the IL-13 Development Programs, as well as from the exploitation of the results, vis-à-vis any Third Party and on any basis whatsoever, and in particular on the basis of civil liability, in particular with respect to any damage that might result from the use (in carrying out the Phase I and II Studies) of the IL-13 shipped by SANOFI-AVENTIS and not manufactured in accordance with “Good Manufacturing Practices”).

IDM alone shall also assume any liability that might arise (i) from any fault committed by it or by any IDM Affiliate or sub-licensee within the context of the implementation of this IL-13 Agreement, as well as (ii) for any failure on its part or on the part of any IDM Affiliate or sub-licensee to perform its obligations pursuant to said IL-13 Agreement.

IDM shall also hold SANOFI-AVENTIS harmless with regard to any harmful consequences that might arise for SANOFI-AVENTIS from any action brought against SANOFI-AVENTIS by a Third Party based on damage of any kind whatsoever resulting from the circumstances indicated above.

IDM warrants that it has taken out, at its sole expense, the necessary insurance coverage on terms and conditions consistent with the practices in the pharmaceutical industry, in order to sufficiently cover any risks that might result from the implementation of the IL-13 Development Programs and/or the marketing of the IL-13 Research Kits and/or the Final IL-13 Products. It shall provide evidence of such coverage at the request of SANOFI-AVENTIS.

5.2.	Without prejudice to the provisions of common law, SANOFI-AVENTIS shall assume the liability that could result (i) from any fault committed by it or by any Affiliate or sub-licensee of SANOFI-AVENTIS within the context of the execution of this IL-13 Agreement, (ii) of any failure by it or by any SANOFI-AVENTIS Affiliate or sub-licensee to meet the its obligations under said Agreement as well as (iii) the shipment by it of IL-13 that is not up to the contractual specifications.

Consequently, it guarantees IDM against all prejudicial consequences that might arise for IDM from an action brought against it by a Third Party based on damage of any kind whatsoever resulting from the circumstances identified above.

SANOFI-AVENTIS guarantees that it has taken out the necessary insurance at its sole expense, on terms and conditions consistent with the practices of the pharmaceutical industry, in order to provide sufficient coverage of the risks likely to arise from the quantities of supplied IL-13.

5.3.	The above provisions do not apply to the SANOFI-AVENTIS IL-13 Development Programs, which are governed by the 2001 Agreement.

ARTICLE 6 : GUARANTEES AND OBLIGATIONS OF SANOFI-AVENTIS
6.1.	Existence of the IL-13 Intellectual Property and maintenance of IL-13 Patents

SANOFI-AVENTIS guarantees to IDM the existence of the IL-13 Patents and IL-13 Know-how and the accuracy of its facts. In addition, SANOFI-AVENTIS declares that it is sole owner of the IL-13 Patents and IL-13 Know-how and guarantees that it can freely and validly grant the rights to said IL-13 Patents and IL-13 Know-how that it is granting under this IL-13 Agreement, the Contributions Agreement, the IL-13 License Agreement and the Amendment to the IL-13 License Agreement. The above guarantees are made subject to the statements included in Annex 10 of the IL-13 Agreement, in particular as regards the existence on the territory of the United States of patents filed by [...***...] SANOFI-AVENTIS agrees to keep the IL-13 Patents in force in accordance with applicable legal and regulatory provisions, in particular by carrying out, at the appropriate time, necessary procedures and formalities, provided that, in the event of an extension of the IL-13 Patents or corresponding supplementary protection certificates, IDM has provided it with all necessary documents and signatures, when the MA of the Final IL-13 Product is not in the name of SANOFI-AVENTIS. All costs pertaining thereto shall be paid by SANOFI-AVENTIS.

6.2	6.2 Defense of IL-13 Intellectual Property

SANOFI-AVENTIS will have the obligation, at its sole expense :
(a)	to defend in all circumstances the IL-13 Intellectual Property covered by this agreement, specifically by conducting, both as plaintiff and respondent, both in France and abroad, all actions permitted by law to the holder of IL-13 Intellectual Property ;

(b)	to inform IDM as soon as possible of all actions (as plaintiff and as respondent), either current or proposed, as well as of any threat of fact or law to the IL-13 Intellectual Property of which it might learn and that could have a significant effect on the use of the IL-13 Intellectual Property ;

(a)	in any event, not to create any obstacle in fact or in law to the possible intervention of IDM in a given proceeding, provided such intervention does not appear capable of significantly harming the interests of SANOFI-AVENTIS.
IDM shall have the obligation, at its sole expense, to advise SANOFI-AVENTIS of any breach by Third Parties of the IL-13 Intellectual Property rights of which it may have knowledge.

The Parties, in view of the fact that certain jurisdictions, including French law, do not allow the non-exclusive holder of intellectual rights to act alone,

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under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

consider as essential the obligation incumbent upon SANOFI-AVENTIS under this Article 6.2.

SANOFI-AVENTIS is bound by the obligation arising under this Article 6.2 only provided the costs it incurs in complying with the obligation remain reasonable with respect to the stakes and probability of success of the actions brought. Consequently, if said costs seem unreasonable to SANOFI-AVENTIS, it is understood that the Parties shall come together to examine, in good faith, any alternative solution that might be suitable in view of the objectives sought by each of the Parties.
ARTICLE 7 : IMPROVEMENTS
7.1.	Improvements made or acquired by SANOFI-AVENTIS

7.1.1.	SANOFI-AVENTIS shall retain sole and full title to all Improvements that it makes or acquires.

In order to enable IDM to have IL-13 manufactured, SANOFI-AVENTIS shall transmit to IDM free of charge and as soon as possible any improvement related to the manufacturing and production processes and/or methods for IL-13 and IL-13 made pursuant to “Good Manufacturing Practices” that it may have at its disposal during the life of this Agreement in a physically transmissible form, and to which it shall have unencumbered access.

With respect to Improvements other than those specified in the preceding paragraph, in the event SANOFI-AVENTIS wishes to make these Improvements available to any Third Party, it irrevocably agrees to offer them to IDM on conditions, especially financial conditions, at least equal to the most favorable conditions offered to any Third Party, during the life of the IL-13 Agreement and of this Agreement.

7.1.2.	Use of the IL-13 Intellectual Property specified in the Contributions Agreement and all rights granted by SANOFI-AVENTIS to IDM under the IL-13 Agreement, and this Agreement shall fully extend to Improvements transmitted pursuant to the provisions of Article 7.1.1 above, as soon as they are known, and SANOFI-AVENTIS shall, on its own initiative and at its own expense, carry out all necessary formalities and procedures to guarantee the effective implementation of this provision. IDM agrees to participate, if necessary, in this protection and, in particular, to sign all necessary acts and documents.

7.1.3.	Subject to the provisions of Article 7.1.1, it is expressly agreed by the Parties that the transfer of Improvements by SANOFI-AVENTIS shall not entail any change to the financial terms and conditions related to the payment of the Contributions and to this Agreement.

7.2.	Improvements made or acquired by IDM

7.2.1.	IDM shall retain sole and full title to all results, tangible or intangible, patentable or non-patentable, patented or not patented, arising from the IL-13 Development Programs or from any improvements to its own patents that it may make or acquire.

SANOFI-SYNTHELABO unconditionally and irrevocably agrees not to claim any right whatsoever to IDM’s research or inventions.

It shall be the responsibility of IDM, if it so wishes, to carry out at its own expense all necessary formalities and steps to ensure the protection of its rights under applicable statutes, and SANOFI-SYNTHELABO agrees to participate if necessary in this protection and, in particular, to sign all necessary acts and documents.

7.2.2.	The above provisions apply subject to any conflicting provisions of the 2001 Agreement.
ARTICLE 8 : CONFIDENTIALITY
8.1.	The confidentiality agreement executed on May 23, 1997 remains in effect in all its provisions that are not in conflict with the stipulations of this IL-13 License Agreement and shall, by express agreement between the Parties, continue to be binding upon them for the entire life of this IL-13 License Agreement and for a period of ten (10) years following its expiration.

8.2.	Absent any legal, regulatory or judicial constraint, each Party agrees not to disclose this Agreement and/or its annexes, to engage in any publicity and/or to issue any press release as to the signing and the content of this Agreement without the prior authorization of the other Party, which authorization may not be refused without just cause. In no event may the provisions of this Agreement be construed as prohibiting IDM from providing information on the results of the work relative to the IL-13 Development Programs.
ARTICLE 9 : TERM – CANCELLATION
9.1.	This Agreement shall take effect on its execution date.

9.2.	Subject to the provisions of Articles 9.3. and 9.4. below, the rights thus conferred to IDM by SANOFI-AVENTIS under this Agreement are granted for a term equal to the term of the legal protection attaching to the IL-13 Patents. This IL-13 License Agreement shall terminate, in each of the countries concerned, on the expiration date of the last IL-13 Patent relative to that country.

9.3.	The provisions of Article 9.2., notwithstanding, SANOFI-AVENTIS may cancel this Agreement by means of a written notice given at least sixty (60) days in advance if, on the expiration date of a period of five (5) years calculated as of the filing of the first application for a Reference MA, such MA has not been obtained and there is no on-going SANOFI-AVENTIS IL-13 Development Program.

The provisions of Article 9.2. notwithstanding, this Agreement shall be automatically cancelled if no Reference MA has been obtained as of the expiration date of the IL-13 Agreement and there is, on that date, no on-going SANOFI-AVENTIS IL-13 Development Program
ARTICLE 10 – Assignment of the IL-13 Agreement
10.1.	Assignment of the Agreement by SANOFI-AVENTIS

SANOFI-AVENTIS shall have the right to freely transfer the rights arising globally from the IL-13 Patents, IL-13 Know-how, the IL-13 Agreement, the Contributions Agreement, and this Agreement (in any form whatsoever, and specifically in the form of assignment, contribution, exchange, merger, etc.) and shall be released from any obligation under said agreements as of the date of their transfer.

In the event of the isolated transfer of these agreements, SANOFI-AVENTIS agrees to advise IDM of such a transfer not less than fifteen (15) days prior to the date set for such transfer, subject to any legal, regulation or contractual non-disclosure obligation regarding this information that is incumbent upon SANOFI-AVENTIS.

In the event of the transfer of this package as part of a transfer by SANOFI-AVENTIS of all or part of its activities, SANOFI-AVENTIS agrees to advise IDM of such transfer not less than fifteen (15) days prior to the date of such transfer, subject to any legal, regulatory or contractual non-disclosure obligation regarding this information that is incumbent upon SANOFI-AVENTIS.

In both hypotheses contemplated above, the agreement implementing the transfer shall expressly indicate that the beneficiary of the transfer shall be bound by all obligations incumbent upon SANOFI-AVENTIS under the IL-13 Agreement, the Contributions Agreement, and this Agreement.

In the event the above-referenced transfer is made to a SANOFI-AVENTIS Affiliate, SANOFI-AVENTIS agrees (i) jointly with the Affiliate that the latter shall fulfill the obligations incumbent upon the Affiliate under the IL-13 Agreement, the Contributions Agreement, and this Agreement and (ii) in the event the transferee subsequently ceases to be one of its Affiliates, to cause the rights and obligations to be re-transferred ahead of time to itself or to another Affiliate.

10.2.	Assignment of the Agreement by IDM

IDM recognizes that its rights under this IL-13 Agreement, the Contributions

Agreement, and this Agreement, are strictly personal. On that basis, and subject to the provisions set forth below, IDM agrees not to assign, transfer or convey its rights to anyone, whether directly or indirectly, in whole or in part, against payment or free of charge, without prior written authorization from SANOFI-AVENTIS. IDM further agrees not to confer to any Third Party any right of any kind whatsoever on the Contributions.

By way of exception to the above provisions, IDM may:
(a)	assign, transfer or transmit its rights and obligations arising from this Agreement to any of its Affiliates, subject to the two following cumulative conditions: (i) that IDM agrees, in the event the transferee were subsequently to cease to be an IDM Affiliate, to cause the rights and obligations to be first re-transferred to IDM or to any other IDM Affiliate, (ii) that IDM shall be the joint guarantor that this Affiliate shall respect these rights and obligations;

(b)	transfer its rights and obligations under the IL-13 Agreement, the Contributions Agreement, and this Agreement following a takeover of IDM by another company or the dissolution of IDM through a merger of capital assets and holdings pursuant to the provisions of Article 1844-5 of the French Civil Code.

(c)	transfer its rights and obligations under the IL-13 Agreement, the Contributions Agreement, and this Agreement as a result of the assignment or contribution of all its activities to an entity other than an Affiliate.
ARTICLE 11 : MISCELLANEOUS
11.1.	Notices

All notices under this IL-13 License Agreement shall be given by registered letter with return receipt sent to the addresses indicated in the header of this Agreement or to any other address that may be made known in advance to one or the other Party.

11.2.	Power of Attorney

Power of Attorney is given to the bearer of a copy or excerpt of this agreement in order to carry out all formalities, and in particular in order to cause this agreement to be filed with the National offices of the relevant countries.

11.1.	Publicity – Recording

Notice of this Agreement shall be given by IDM to the Bureau of Transfers of the National Institute of Industrial Property (Institut National de la Propriété Industrielle) and/or listed with the relevant foreign Industrial Property offices, and the Parties agree here and now to sign all documents, power-of-attorney and other powers necessary to the implementation and registration of this Agreement in order to make it opposable to Third Parties in all countries.

In the event this Agreement is registered, all costs and fees relative to such formality shall be paid by IDM.
ARTICLE 12 : DISPUTES
Any differences arising from this IL-13 Agreement or in connection with it shall be permanently resolved in accordance with the Rules of Arbitration of the International Chamber of Commerce, by one or more arbitrators named pursuant to these Rules. The law governing this IL-13 License Agreement shall be French law, the place of arbitration shall be Paris and the language of arbitration shall be French.
Executed in Paris on August 12, 2005, in two (5) originals.

IDM		SANOFI-AVENTIS

/s/ Hervé Duchesne de Lamotte		/s/ Jean-Pierre KERJOUAN

By:	Hervé Duchesne de Lamotte	By:	Jean-Pierre KERJOUAN
	CFO		Advisor to the President,
General Counsel

/s/ Jean-Claude MULLER

		By:	Jean-Claude MULLER
Senior Vice President Scientific
and Medical Operations
Administration and Ressources

LIST OF ANNEXES TO THE AMENDED AND RESTATED IL-13 LICENSE AGREEMENT

Annex 1 :	Updated description of IL-13 Patents

Annex 2 :	List of on-going IL-13 Development Programs

Annex 4.2.:	List of countries covered by claims under the [...***...] patents

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

Annex 1
TO THE AMENDED AND RESTATED IL-13 LICENSE AGREEMENT
UPDATED DESCRIPTION OF IL-13 PATENTS
[...***...]

[...***...]

*	Confidential Treatment Requested
under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

[...***...]

*	Confidential Treatment Requested
under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

Annex 2
TO THE AMENDED AND RESTATED IL-13 LICENSE AGREEMENT
LIST OF ON-GOING IL-13 DEVELOPMENT PROGRAMS
UVIDEM
COLLIDEM
[...***...]

*	Confidential Treatment Requested
under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)

ANNEX 4.2
TO THE AMENDED AND RESTATED IL-13 LICENSE AGREEMENT
Llist of countries covered by claims of the [...***...] patents
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)